 8-K 1 hdsi8k-20150323.htm HDS INTERNATIONAL CORP. FORM 8-K (03/23/2015). hdsi8k-20150323.htm

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 23, 2015 (March 23, 2015)

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53949
(Commission File No.)

9272 Olive Boulevard
St. Louis, MO   63132
(Address of principal executive offices and Zip Code)
(401) 400-0028
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

On March 23, 2015 the Company issued 83,000,000 common shares for the conversion of all of the $1,490 principal amount remaining under the July 15, 2013 convertible debenture, together with $2,660 of accrued and unpaid interest thereto, totaling $4,150.

ITEM 7.01	REGULATION FD DISCLOSURE.

Upon the issuance of 83,000,000 common shares on March 23, 2015, the Company is deemed to have 1,748,000,000 shares of common stock outstanding.

As long as we obtain loans from convertible debenture agreements, including the outstanding Notes, our stock prices are anticipated to depress. The Company has made this determination based on the business model of the holder of our Notes, which typically involves them selling shares received upon conversion into the open market, against the Company's historical open market illiquidity.

Under the terms of convertible debentures, such as those Notes that the Company has entered into, the Company borrows money, and the note is repayable or convertible into shares of common stock after a certain period of time. If the Company does not repay the money, the holder may exercise their conversion privilege, and convert, subject to beneficial ownership limitations, the Notes, or portions thereof, into shares of the Company's common stock. The convertible debenture holder seeks financial gain on the transaction, and typically sells any shares it receives into the open market. The convertible debenture holder may have more than one debenture with the company, and may desire the share price to be low on conversion, to maximize the number of shares it obtains.

The Company is currently seeking financing to repay the holder of the Notes; meet its federal, state and local legal, regulatory, compliance and governance obligations and requirements; and pursue its business objectives. There is no assurance that the Company will achieve any additional sales of equity securities, arrange for debt, successfully complete any other financing, or meet its objectives generally. As long as our company has convertible debenture agreements, our stock prices are likely to be depressed, and issuances of additional shares will result in dilution to existing stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of March, 2015.

HDS INTERNATIONAL CORP.

BY:	PAUL RAUNER
Paul Rauner
President